UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2022

KB HOME

(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 231-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	KBH	New York Stock Exchange
Rights to Purchase Series A Participating Cumulative Preferred Stock		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2022, KB Home (“Company”) entered into a senior unsecured term loan (“Term Loan”) with the lenders party thereto (“Lenders”), pursuant to which the Lenders have committed to lend the Company up to $310,000,000. The Company did not draw under the Term Loan at closing and may draw up to that amount at any time through November 23, 2022, subject to customary conditions. Under certain circumstances, the aggregate commitment under the Term Loan may be increased to up to $400,000,000, so long as additional Lender commitments the Company is pursuing are obtained. Wells Fargo Bank, National Association is serving as the administrative agent for the Term Loan and is a Lender.

The Company has banking relationships in the ordinary course of its business with Wells Fargo Bank, National Association; Wells Fargo Securities, LLC, which is serving as sole lead arranger and sole bookrunner for the Term Loan; Bank of the West, Fifth Third Bank, National Association and U.S. Bank National Association, each of which is serving as documentation agents; and with certain of the other Lenders. In addition, subject to its paying customary fees and reimbursing expenses, the Company has engaged and may in the future engage Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of the West, Fifth Third Bank, National Association, U.S. Bank National Association and certain of the other Lenders and their respective affiliates to perform commercial banking, investment banking, underwriting and advisory services for and/or conduct transactions with the Company. Regions Bank, a Lender, is trustee under the Company’s senior notes indenture.

The Term Loan will mature on August 25, 2026 or earlier, if the Company secures the loans under its unsecured revolving credit facility without similarly securing the Term Loan (subject to certain exceptions).

The Term Loan contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity or interest coverage and borrowing base, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries. In addition, the Term Loan contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the Lenders to accelerate payment on outstanding amounts, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Term Loan) occurs, the Lenders may terminate the commitment and require that the Company repay outstanding amounts under the Term Loan. Interest rates generally will be based on either an adjusted term SOFR rate or a base rate, plus a spread ranging from 1.35% to 1.90% and from 0.35% to 0.90%, respectively, depending on the Company’s leverage ratio.

Proceeds drawn under the Term Loan are required to be guaranteed by certain of the Company’s subsidiaries and are intended to be used to redeem, purchase or repay the Company’s 7.625% Senior Notes due May 15, 2023, which may be called at par, plus accrued and unpaid interest thereon, six months prior to that date, pay all fees and expenses incurred in connection with the Term Loan and such redemption, purchase or payment, and for working capital and other general corporate purposes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2022

KB Home

By:	/s/ WILLIAM A. (TONY) RICHELIEU
William A. (Tony) Richelieu
Vice President, Corporate Secretary and Associate General Counsel

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